Exhibit 99.1

GMS REPORTS THIRD QUARTER FISCAL 2024 RESULTS

Volume Growth Across All Four Major Product Categories Amid High Levels of Multi-Family And Commercial Activity Coupled With Improving Single-Family Demand

Tucker, Georgia, February 29, 2024. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fiscal third quarter ended January 31, 2024.

Third Quarter Fiscal 2024 Highlights

(Comparisons are to the third quarter of fiscal 2023)

•	Net sales of $1.3 billion increased 1.9%; organic net sales decreased 0.2%.

•	U.S. Wallboard volume growth of 12.7% in multi-family and 7.9% in commercial helped offset a 2.3% decline in single-family.

•	Net income of $51.9 million, or $1.28 per diluted share, compared to net income of $64.8 million, or $1.53 per diluted share in the previous year period; Net income margin declined 110 basis points to 4.1%; Adjusted net income of $65.0 million, or $1.60 per diluted share, compared to $78.3 million, or $1.85 per diluted share in the previous year.

•	Adjusted EBITDA of $128.0 million decreased $12.8 million, or 9.1%; Adjusted EBITDA margin was 10.2%, compared to 11.4%.

•	Cash provided by operating activities and free cash flow was $104.3 million and $94.1 million, respectively; Net debt leverage was 1.5 times, improved from 1.6 times a year ago.

“Continued solid demand in our multi-family and commercial end markets, coupled with an improving single-family backdrop and revenues from our recently acquired businesses, helped our team deliver higher year-over-year net sales along with net income and Adjusted EBITDA that exceeded our previously communicated expectations,” said John C. Turner, Jr., President and Chief Executive Officer of GMS. “While steel price deflation tempered our sales dollar growth as expected, sales volumes increased as compared with a year ago for each of our four major product categories including Wallboard, Ceilings, Steel Framing and Complementary Products. These gains were realized despite adverse weather conditions in late January which pushed some activity into our fiscal fourth quarter.”

Turner continued, “We remain focused on the continued execution of our strategic priorities and, as such, we were excited to announce during the quarter our agreement to purchase Kamco Supply Corporation, a leading specialty building products distributor in the New York City market. We expect this transaction to close in the coming days. With a solid pipeline of additional M&A opportunities, we expect to continue our disciplined approach to capital allocation, balancing investing in our strategic initiatives while opportunistically leveraging favorable market conditions for share repurchases.”

“Looking ahead, with a wide breadth of product offerings, significant scale across the US and Canada and the expertise to flex our operations as demand dynamics fluctuate, we feel well positioned to deliver a strong close to our fiscal year. We expect our multifamily backlog to continue to support year-over-year growth and commercial activity to remain solid in most of our verticals for our fiscal fourth quarter. Single-family is also expected to show year-over-year growth for the fourth quarter as lower interest rates have resulted in higher activity levels.”

Third Quarter Fiscal 2024 Results

Net sales for the third quarter of fiscal 2024 of $1.3 billion increased 1.9% as compared with the prior year quarter. Despite weather-related project delays in January, which pushed an estimated $15 million of net sales into the next quarter, continued solid demand in commercial and multi-family construction and an improving single-family backdrop during the rest of the third quarter drove volume increases in each of the major product categories. These benefits were partially offset by substantial year-over-year price deflation in Steel Framing, which reduced net sales by approximately $55 million for the quarter, which was calculated assuming current year volumes had been sold at prior year prices. Prices in Wallboard and Ceilings were essentially flat for the quarter. Recent acquisitions also contributed positively for the quarter. Organic net sales, which exclude the first year of acquired business net sales as well as the impact of foreign currency translation were down marginally as compared to a year ago.

Year-over-year quarterly sales changes by product category were as follows:

•	Wallboard sales of $520.7 million increased 4.0% (up 3.5% on an organic basis).

•	Ceilings sales of $155.7 million increased 6.1% (up 4.2% on an organic basis).

•	Steel Framing sales of $203.4 million decreased 13.3% (down 14.0% on an organic basis).

•	Complementary Product sales of $378.6 million increased 7.3% (up 1.8% on an organic basis).

Gross profit of $414.7 million increased $12.5 million, or 3.1%, compared to the third quarter of fiscal 2023, reflecting improved volumes and the associated attainment of calendar year-end volume incentive targets, partially offset by deflationary dynamics in steel pricing. Gross margin was 33.0%, up 40 basis points as compared to 32.6% a year ago.

Selling, general and administrative (“SG&A”) expenses were $295.7 million for the quarter, up from $267.4 million in the prior year period. Of the $28.3 million year-over-year difference, nearly $10 million related to recent acquisitions and newly-opened greenfield locations while the remaining organic increase was primarily driven by labor expenses associated with the higher cost to serve mix and higher volume of commercial and multi-family end market demand.

SG&A expense as a percentage of net sales increased 180 basis points to 23.5% for the quarter, compared to 21.7% in the third quarter of fiscal 2023. Along with the items noted above in the discussion on SG&A expenses, reduced revenue from steel price deflation negatively impacted SG&A as a percentage of net sales as did the weather-related revenue delays and associated operational inefficiencies. Adjusted SG&A expense as a percentage of net sales of 22.9% also increased 150 basis points from 21.4% in the prior year quarter.

All in, inclusive of a $1.8 million, or 10.9%, increase in interest expense, net income decreased 19.9% to $51.9 million, or $1.28 per diluted share, compared to net income of $64.8 million, or $1.53 per diluted share, in the third quarter of fiscal 2023. Net income margin declined 110 basis points from 5.2% to 4.1%. Adjusted net income was $65.0 million, or $1.60 per diluted share, compared to $78.3 million, or $1.85 per diluted share, in the third quarter of the prior fiscal year.

Adjusted EBITDA decreased $12.8 million, or 9.1%, to $128.0 million compared to the prior year quarter. Adjusted EBITDA margin was 10.2%, compared with 11.4% for the third quarter of fiscal 2023.

Balance Sheet, Liquidity and Cash Flow

As of January 31, 2024, the Company had cash on hand of $88.3 million, total debt of $1.0 billion and $866.3 million of available liquidity under its revolving credit facilities. Net debt leverage was 1.5 times as of the end of the quarter, down from 1.6 times at the end of the third quarter of fiscal 2023.

For the third quarter of fiscal 2024, cash provided by operating activities was $104.3 million, compared to $134.1 million in the prior year period. Free cash flow was $94.1 million for the quarter ended January 31, 2024, compared to $122.5 million for the quarter ended January 31, 2023.

Share Repurchases

During the quarter, the Company repurchased 370,232 shares of common stock for $24.8 million. As of January 31, 2024, the Company had $216.5 million of share repurchase authorization remaining.

Platform Expansion Activities

During the third quarter of fiscal 2024, the Company continued the execution of its platform expansion strategy with the announcement of its intention to purchase Kamco Supply Corporation, a highly-attractive opportunity for GMS to become a leading specialty building products supplier in the New York City market.

In addition during the quarter, the Company added three new greenfield locations in Bonita Springs, FL, Indianapolis, IN and Orlando, FL.

Subsequent Event: Successful Repricing of the Company’s Term Loan Facility

Just after the end of the quarter, on February 2, 2024, the Company successfully entered into an amendment on the Company’s senior secured first lien term loan (“Term Loan Facility”) to reduce the interest rate applicable to its outstanding borrowings. Pursuant to the amendment, the applicable rate for term SOFR loans under the Term Loan Facility was reduced from a floating rate per annum of Term SOFR plus 3.00% to a floating rate per annum of Term SOFR plus 2.25% and the applicable rate for base rate loans under the Term Loan Facility was reduced from a floating rate per annum of the Base Rate (as defined in the Term Loan Facility) plus 2.00% to a floating rate per annum of the Base Rate plus 1.25%.

The amendment to the Company’s Term Loan Facility is expected to result in an approximate $3.5 million improvement to pretax income, or $2.6 million on a net basis after tax, per year. The loan matures in May 2030.

Please see the Form 8K filed by GMS on February 2, 2024 for more details on this amendment.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the third quarter of fiscal 2024 ended January 31, 2024 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, February 29, 2024. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through March 29, 2024 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13744132.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 300 distribution centers with extensive product offerings of Wallboard, Ceilings, Steel Framing and Complementary Products. In addition, GMS operates more than 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, end market mix, backlog, pricing, volumes, the demand for the Company’s products, including Complementary Products, the Company’s strategic priorities and the results thereof, stockholder value, performance, growth, and results thereof, and future share repurchases contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current and future public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of February 29, 2024. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 29, 2024.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2024	2023	2024	2023
Net sales	$1,258,348	$1,234,618	$4,088,878	$4,025,150
Cost of sales (exclusive of depreciation and amortization shown separately below)	843,628	832,370	2,764,975	2,723,681
Gross profit	414,720	402,248	1,323,903	1,301,469
Operating expenses:
Selling, general and administrative	295,691	267,380	883,381	814,063
Depreciation and amortization	32,804	31,419	97,759	96,085
Total operating expenses	328,495	298,799	981,140	910,148
Operating income	86,225	103,449	342,763	391,321
Other (expense) income:
Interest expense	(18,784)	(16,943)	(56,440)	(47,659)
Write-off of debt discount and deferred financing fees	—	—	(1,401)	—
Other income, net	1,932	1,966	6,177	5,458
Total other expense, net	(16,852)	(14,977)	(51,664)	(42,201)
Income before taxes	69,373	88,472	291,099	349,120
Provision for income taxes	17,468	23,697	71,407	91,722
Net income	$51,905	$64,775	$219,692	$257,398
Weighted average common shares outstanding:
Basic	39,864	41,578	40,360	42,119
Diluted	40,512	42,232	41,026	42,812
Net income per common share:
Basic	$1.30	$1.56	$5.44	$6.11
Diluted	$1.28	$1.53	$5.35	$6.01

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	January 31, 2024	April 30, 2023
Assets
Current assets:
Cash and cash equivalents	$88,341	$164,745
Trade accounts and notes receivable, net of allowances of $15,548 and $13,636, respectively	794,721	792,232
Inventories, net	582,613	575,495
Prepaid expenses and other current assets	35,239	17,051
Total current assets	1,500,914	1,549,523
Property and equipment, net of accumulated depreciation of $295,789 and $264,650, respectively	437,386	396,419
Operating lease right-of-use assets	192,358	189,351
Goodwill	723,025	700,813
Intangible assets, net	382,614	399,660
Deferred income taxes	23,103	19,839
Other assets	12,153	11,403
Total assets	$3,271,553	$3,267,008
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$323,263	$377,003
Accrued compensation and employee benefits	98,447	119,887
Other accrued expenses and current liabilities	106,643	107,675
Current portion of long-term debt	48,094	54,035
Current portion of operating lease liabilities	47,915	47,681
Total current liabilities	624,362	706,281
Non-current liabilities:
Long-term debt, less current portion	982,667	1,044,642
Long-term operating lease liabilities	146,128	141,786
Deferred income taxes, net	55,261	51,223
Other liabilities	44,191	48,319
Total liabilities	1,852,609	1,992,251
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 39,881 and 40,971 shares issued and outstanding as of January 31, 2024 and April 30, 2023, respectively	398	410
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of January 31, 2024 and April 30, 2023	—	—
Additional paid-in capital	345,818	428,508
Retained earnings	1,100,660	880,968
Accumulated other comprehensive loss	(27,932)	(35,129)
Total stockholders' equity	1,418,944	1,274,757
Total liabilities and stockholders' equity	$3,271,553	$3,267,008

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended January 31,
	2024	2023
Cash flows from operating activities:
Net income	$219,692	$257,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,759	96,085
Write-off and amortization of debt discount and debt issuance costs	3,374	1,176
Equity-based compensation	16,507	17,289
Gain on disposal and impairment of assets	(663)	(614)
Deferred income taxes	(6,410)	(1,951)
Other items, net	3,876	5,891
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	2,691	(28,148)
Inventories	7	(34,717)
Prepaid expenses and other assets	(19,184)	(907)
Accounts payable	(56,803)	(51,491)
Accrued compensation and employee benefits	(21,505)	(16,469)
Other accrued expenses and liabilities	(10,315)	(6,615)
Cash provided by operating activities	229,026	236,927
Cash flows from investing activities:
Purchases of property and equipment	(39,728)	(33,250)
Proceeds from sale of assets	1,948	1,661
Acquisition of businesses, net of cash acquired	(55,402)	(20,415)
Cash used in investing activities	(93,182)	(52,004)
Cash flows from financing activities:
Repayments on revolving credit facilities	(525,009)	(361,247)
Borrowings from revolving credit facilities	443,973	390,113
Payments of principal on long-term debt	(1,250)	(3,832)
Borrowings from term loan amendment	288,266	—
Repayments from term loan amendment	(287,769)	—
Payments of principal on finance lease obligations	(30,381)	(26,167)
Repurchases of common stock	(100,292)	(82,767)
Payment of acquisition holdback liability	—	(13,500)
Payment for debt issuance costs	(5,825)	(3,157)
Proceeds from exercises of stock options	5,053	2,430
Payments for taxes related to net share settlement of equity awards	(4,023)	(4,005)
Proceeds from issuance of stock pursuant to employee stock purchase plan	4,586	3,203
Cash used in financing activities	(212,671)	(98,929)
Effect of exchange rates on cash and cash equivalents	423	(1,247)
(Decrease) increase in cash and cash equivalents	(76,404)	84,747
Cash and cash equivalents, beginning of period	164,745	101,916
Cash and cash equivalents, end of period	$88,341	$186,663
Supplemental cash flow disclosures:
Cash paid for income taxes	$93,661	$85,642
Cash paid for interest	57,300	49,193

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Nine Months Ended
	January 31, 2024	% of Total	January 31, 2023	% of Total	January 31, 2024	% of Total	January 31, 2023	% of Total
Wallboard	$520,686	41.4%	$500,710	40.6%	$1,677,285	41.0%	$1,606,821	39.9%
Ceilings	155,744	12.4%	146,810	11.9%	506,278	12.4%	473,686	11.8%
Steel framing	203,363	16.2%	234,451	19.0%	672,231	16.4%	787,499	19.6%
Complementary products	378,555	30.1%	352,647	28.6%	1,233,084	30.2%	1,157,144	28.7%
Total net sales	$1,258,348		$1,234,618		$4,088,878		$4,025,150

GMS Inc.

Net Sales and Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Net Sales			Organic Sales
	Three Months Ended January 31,			Three Months Ended January 31,
	2024	2023	Change	2024	2023	Change
Wallboard	$520.7	$500.7	4.0%	$518.2	$500.7	3.5%
Ceilings	155.7	146.8	6.1%	152.9	146.8	4.2%
Steel framing	203.4	234.5	(13.3)%	201.7	234.5	(14.0)%
Complementary products	378.6	352.6	7.3%	359.0	352.6	1.8%
Total net sales	$1,258.3	$1,234.6	1.9%	$1,231.8	$1,234.6	(0.2)%

GMS Inc.

Per Day Net Sales and Per Day Organic Sales by Product Group (Unaudited)

 (dollars in millions)

	Per Day Net Sales			Per Day Organic Sales
	Three Months Ended January 31,			Three Months Ended January 31,
	2024	2023	Change	2024	2023	Change
Wallboard	$8.4	$8.1	4.0%	$8.4	$8.1	3.5%
Ceilings	2.5	2.4	6.1%	2.5	2.4	4.2%
Steel framing	3.3	3.8	(13.3)%	3.3	3.8	(14.0)%
Complementary products	6.1	5.7	7.3%	5.8	5.7	1.8%
Total net sales	$20.3	$20.0	1.9%	$20.0	$20.0	(0.2)%

	Per Day Organic Growth
	Three Months Ended January 31, 2024
	Volume	Price/Mix/Fx
Wallboard	3.6%	(0.2)%
Ceilings	4.3%	(0.1)%
Steel framing	10.2%	(24.2)%

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2024	2023	2024	2023
Net income	$51,905	$64,775	$219,692	$257,398
Interest expense	18,784	16,943	56,440	47,659
Write-off of debt discount and deferred financing fees	—	—	1,401	—
Interest income	(378)	(180)	(1,144)	(390)
Provision for income taxes	17,468	23,697	71,407	91,722
Depreciation expense	17,276	15,162	50,566	45,213
Amortization expense	15,528	16,257	47,193	50,872
EBITDA	$120,583	$136,654	$445,555	$492,474
Stock appreciation expense(a)	1,789	314	3,408	5,888
Redeemable noncontrolling interests and deferred compensation(b)	461	368	1,125	1,203
Equity-based compensation(c)	3,559	3,285	11,974	10,198
Severance and other permitted costs(d)	1,033	(315)	2,321	416
Transaction costs (acquisitions and other)(e)	765	476	3,373	1,154
Gain on disposal of assets(f)	(222)	(411)	(663)	(614)
Effects of fair value adjustments to inventory(g)	8	457	450	636
Debt transaction costs(h)	44	—	1,333	—
EBITDA adjustments	7,437	4,174	23,321	18,881
Adjusted EBITDA	$128,020	$140,828	$468,876	$511,355

Net sales	$1,258,348	$1,234,618	$4,088,878	$4,025,150
Adjusted EBITDA Margin	10.2%	11.4%	11.5%	12.7%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains and losses from the sale and disposal of assets.

(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

(h)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided By Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2024	2023	2024	2023
Cash provided by operating activities	$104,279	$134,066	$229,026	$236,927
Purchases of property and equipment	(10,182)	(11,580)	(39,728)	(33,250)
Free cash flow (a)	$94,097	$122,486	$189,298	$203,677

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2024	2023	2024	2023
Selling, general and administrative expense	$295,691	$267,380	$883,381	$814,063

Adjustments
Stock appreciation expense(a)	(1,789)	(314)	(3,408)	(5,888)
Redeemable noncontrolling interests and deferred compensation(b)	(461)	(368)	(1,125)	(1,203)
Equity-based compensation(c)	(3,559)	(3,285)	(11,974)	(10,198)
Severance and other permitted costs(d)	(1,033)	257	(2,321)	(491)
Transaction costs (acquisitions and other)(e)	(765)	(476)	(3,373)	(1,154)
Gain on disposal of assets(f)	222	411	663	614
Debt transaction costs(g)	(44)	—	(1,333)	—
Adjusted SG&A	$288,262	$263,605	$860,510	$795,743

Net sales	$1,258,348	$1,234,618	$4,088,878	$4,025,150
Adjusted SG&A margin	22.9%	21.4%	21.0%	19.8%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and certain other cost adjustments as permitted under the ABL Facility and the Term Loan Facility.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains and losses from the sale and disposal of assets.

(g)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2024	2023	2024	2023
Income before taxes	$69,373	$88,472	$291,099	$349,120
EBITDA adjustments	7,437	4,174	23,321	18,881
Write-off of debt discount and deferred financing fees	—	—	1,401	—
Acquisition accounting depreciation and amortization (1)	10,396	12,485	32,134	38,820
Adjusted pre-tax income	87,206	105,131	347,955	406,821
Adjusted income tax expense	22,238	26,808	88,729	103,739
Adjusted net income	$64,968	$78,323	$259,226	$303,082
Effective tax rate (2)	25.5%	25.5%	25.5%	25.5%

Weighted average shares outstanding:
Basic	39,864	41,578	40,360	42,119
Diluted	40,512	42,232	41,026	42,812
Adjusted net income per share:
Basic	$1.63	$1.88	$6.42	$7.20
Diluted	$1.60	$1.85	$6.32	$7.08

(1) Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and amortization of intangible assets from the acquisitions of Titan, Westside Building Material and Ames Taping Tools.

(2) Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.